ADMINISTRATION AGREEMENT


       THIS AGREEMENT is made as of this 15th day of September, 1999, by and between AMERINDO FUNDS, INC. (the "Fund"), a Maryland corporation, and SEI Investments Mutual Funds Services (the "Administrator"), a Delaware business trust.

       WHEREAS, the Fund is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

       WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such portfolios of the Fund as the Fund and the Administrator may agree on ("Portfolios") and as listed on the schedules attached hereto ("Schedules") and made a part of this Agreement, on the terms and conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

       ARTICLE 1. Retention of the Administrator. The Fund hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

       The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

       ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Fund, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Directors of the Fund with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. The Administrator may appoint a sub-administrator to perform certain of the services to be performed by the Administrator hereunder.

       The Administrator shall provide the Fund with administrative services, regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Directors may, from time to time, reasonably request and the Administrator shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Directors (the "Directors"), the Administrator shall make reports to the Directors concerning the performance of its obligations hereunder.

       Without limiting the generality of the foregoing, the Administrator shall:

         (a) calculate contractual Fund expenses and control all disbursements for the Fund, and as appropriate compute the Fund's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

         (b) assist Fund counsel with the preparation of prospectuses, statements of additional information, registration statements, proxy materials;

         (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Fund's shares with state securities authorities, monitor sale of Fund shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Fund and the Fund's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Fund and the Fund's shares with state securities authorities to enable the Fund to make a continuous offering of its shares;

         (d) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Fund shareholders, and supervise and facilitate the solicitation of proxies solicited by the Fund for all shareholder meetings, including tabulation process for shareholder meetings;

         (e) coordinate with Fund counsel the preparation and negotiation of, and administer contracts on behalf of the Fund with, among others, the Fund's investment adviser, distributor, custodian, and transfer agent;

         (f) maintain the Fund's general ledger and prepare the Fund's financial statements, including expense accruals and payments, determine the net asset value of the Fund's assets and of the Fund's shares, and supervise the Fund's transfer agent with respect to the payment of dividends and other distributions to shareholders;

         (g) calculate performance data of the Fund and its portfolios for dissemination to information services covering the investment company industry;

         (h) coordinate and supervise the preparation and filing of the Fund's tax returns;

         (i) examine and review the operations and performance of the various organizations providing services to the Fund or any Portfolio of the Fund, including, without limitation, the Fund's investment adviser, distributor, custodian, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Directors, report to the Directors on the performance of organizations;

         (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Fund's semi-annual and annual reports to shareholders;

         (k) provide internal legal and administrative services as requested by the Fund from time to time, including but not limited to preparation of materials for the quarterly meetings of the Board of Directors;

         (l) assist with the design, development, and operation of the Fund, including new portfolio and class investment objectives, policies and structure;

         (m) provide individuals acceptable to the Directors for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Directors;

         (n) advise the Fund and its Directors on matters concerning the Fund and its affairs;

         (o) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Fund's Board of Directors;

         (p)      monitor  and  advise  the  Fund  and its  Portfolios  on their
                  registered   investment  company  status  under  the  Internal
                  Revenue Code of 1986, as amended;

         (q) perform all administrative services and functions of the Fund and each Portfolio to the extent administrative services and functions are not provided to the Fund or such Portfolio pursuant to the Fund's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

         (r) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Fund and the Administrator shall determine desirable; and

         (s) prepare and file with the SEC the semi-annual report for the Fund on Form N-SAR and all required notices pursuant to Rule 24f-2.

Also, the Administrator will perform other services for the Fund as agreed from time to time, including, but not limited to performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Fund will pay the Administrator's out-of-pocket expenses.

       ARTICLE 3. Allocation of Charges and Expenses.

       (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Directors of the Fund to perform services on behalf of the Fund.

       (B) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket  expenses  of  Directors  who are not  affiliated  persons  of the
Administrator or the investment adviser to the Fund or any affiliated corporation of the Administrator or the investment Adviser, the costs of Directors' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

       ARTICLE 4. Compensation of the Administrator.

       (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator compensation at an annual rate specified in the Schedule. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Fund shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at meetings of the Fund's Board of Directors.

       If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

       (B) Compensation from Transactions. The Fund hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11 (a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (a) (2) (iv).

       (C) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

       ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as that corporation itself.)

       So long as the Administrator acts in good faith and with due diligence the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Fund or any other service rendered to the Fund hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

       The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith shall not affect the rights hereunder.

       The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the

Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

       The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

       Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

       ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and Shareholders of the Fund are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as a Shareholder or otherwise.

       ARTICLE 7. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential Shareholders and relative to the Adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

       ARTICLE 8. Equipment Failures. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

       ARTICLE 9. Year 2000 Compliant. The Administrator warrants that all software code owned or under control by it, used in the performance of its obligations hereunder will be Year 2000 Compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to (a) date and data century recognition; (b) calculations which accommodate same- and multi-century formulas and date values; and (c) input/output of date values which reflect century dates. All changes described in this paragraph will be made at no additional cost to the Fund.

       ARTICLE 10. Compliance With Governmental Rules and Regulations. The Administrator undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

       ARTICLE 11. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth in the Schedules and shall remain in effect for the initial term of the Agreement (the "Initial Term") and each renewal term thereof (each, a "Renewal Term"), each as set forth in the Schedules, unless terminated in accordance with the provisions of this Article
10. This Agreement may be terminated only: (a) by the mutual written agreement of the parties; (b) by either party hereto on 90 days' written notice, as of the end of the Initial Term or the end of any Renewal Term; (c) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon the liquidation of the Administrator; or (e) as to any Portfolio or the Fund, effective upon the liquidation of such Portfolio or the Fund, as the case may be. For purposes of this Article 10, the term "liquidation" shall mean a transaction in which the assets of the Administrator, the Fund or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

       This Agreement shall not be assignable by the Administrator, without the prior written consent of the Fund, except to an entity that is controlled by, or under common control, with, the Administrator.

       ARTICLE 12. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

       ARTICLE 13. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

       In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

       ARTICLE 14. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

       ARTICLE 15. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, 339 Park Avenue, New York, New York 10022, attention:
Dana E. Smith; and if to the Administrator at One Freedom Valley Drive, Oaks, Pennsylvania 19456.

       ARTICLE 16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Maryland, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

       ARTICLE 17. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

       ARTICLE 18. Binding Agreement. This Agreement, and the rights and obligations of the parties and the Portfolios hereunder, shall be binding on, and inure to the benefit of, the parties and the Portfolios and the respective successors and assigns of each of them.

       IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

AMERINDO FUNDS, INC.

By: /s/  Alberto Vilar
    -------------------------
Attest: /s/  Dana E. Smith
        ---------------------

SEI INVESTMENTS MUTUAL FUNDS SERVICES

By: /s/  Kevin P. Robins
    -------------------------
Attest: /s/  Donna M. Rafa
        ---------------------

                                    SCHEDULE
                         TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF SEPTEMBER 15, 1999
                                     BETWEEN
                              AMERINDO FUNDS, INC.
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

Portfolios:       This  Agreement  shall  apply to all  Portfolios  of  Amerindo
                  Funds, Inc. (the "Fund"), either now or hereafter created. The current portfolios of the Fund are set forth below: Technology
                  Fund (collectively, the "Portfolios").

Fees: Pursuant to Article 4, Section A, the Fund shall pay the Administrator compensation for services rendered to the Portfolios at an annual rate, which is calculated daily and paid monthly according to the following schedule:

                  -------------------------------------------- -------------------------------------------
                    Fee (on average annual assets)             Assets in Fund
                  -------------------------------------------- -------------------------------------------
                  -------------------------------------------- -------------------------------------------
                  .125%                                        to $250 Million
                  -------------------------------------------- -------------------------------------------
                  -------------------------------------------- -------------------------------------------
                  .09%                                         Next $250 Million
                  -------------------------------------------- -------------------------------------------
                  -------------------------------------------- -------------------------------------------
                  .07%                                         Next $500 Million
                  -------------------------------------------- -------------------------------------------
                  -------------------------------------------- -------------------------------------------
                  .05%                                         On assets over $1 Billion
                  -------------------------------------------- -------------------------------------------

                  The annual minimum fee for each domestic Portfolio will be $85,000 and the annual minimum fee for each international Portfolio will be $100,000, payable monthly. The annual fee for each additional class of shares is $15,000.

Term: This Agreement shall become effective on September 15, 1999 and shall remain in effect for an Initial Term of five (5) years from such date and, thereafter, for successive Renewal Terms of two (2) years each, unless and until this Agreement is terminated in accordance with the provisions of Article 10 hereof.







#929435 v1 - Administration Agreement